Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

Email: InvestorRelations@Oncor.com

ONCOR REPORTS 2025 RESULTS;

ANNOUNCES $47.5 BILLION 2026-2030 BASE CAPITAL PLAN

DALLAS (February 26, 2026) — Oncor Electric Delivery Company LLC (“Oncor”) today reported net income of $1.07 billion for the twelve months ended December 31, 2025 compared to net income of $968 million in the twelve months ended December 31, 2024. The increase in net income of $102 million was driven by overall higher net revenues primarily attributable to an increase in other regulated revenues recognized related to the establishment of the Unified Tracker Mechanism (“UTM”), updated interim rates to reflect increases in invested capital, customer growth, and higher annual energy efficiency program performance bonus revenues, partially offset by higher interest expense and depreciation expense associated with increases in invested capital, and higher operation and maintenance expense. Oncor reported net income of $250 million in the three months ended December 31, 2025 compared to net income of $168 million in the three months ended December 31, 2024. This $82 million increase was driven by overall higher net revenues primarily attributable to an increase in other regulated revenues recognized related to the establishment of the UTM, updated interim rates to reflect increases in invested capital, higher annual energy efficiency program performance bonus revenues, higher customer consumption, primarily attributable to favorable weather, and customer growth, partially offset by higher interest expense and depreciation expense associated with increases in invested capital, and higher operation and maintenance expense. Financial and operational results are provided in Tables A, B, C, D, and E below.

On January 29, 2026, Oncor filed a stipulation in its comprehensive base rate review proceeding, Public Utility Commission of Texas (“PUCT”) Docket No. 58306. The stipulation requests PUCT approval of an unopposed comprehensive settlement of all issues in the docket among the parties to the proceeding. The stipulation provides for:

•	An estimated increase of approximately $560 million over Oncor’s 2024 test year adjusted annualized revenues (an increase of approximately 8.8%);

•	A regulatory capital structure ratio of 56.5% debt to 43.5% equity;

•	An authorized return on equity of 9.75%, and a 4.94% authorized cost of debt.

If approved as requested, Oncor estimates the proposed rates would result in an increase to residential customer bills of 3% per month based on 1,000 kWh/month usage at an average retail electric price of $0.15/kWh. The PUCT Commissioners are expected to rule on the stipulation within the coming months. If approved as requested, Oncor currently expects positive impacts to its future earnings, cash flow, and credit metrics.

“Customers in Texas continue to call for a record amount of electric infrastructure to meet unprecedented projected load growth, strengthen the grid, and enhance the reliability and resiliency of our entire service territory. Our new $47.5 billion capital plan is designed to provide a historic amount of investment to meet these needs, and we are pleased to have reached a settlement in our rate review that is supportive of this plan. We look forward to the Public Utility Commission of Texas’s consideration of the stipulation,” said Oncor CEO Allen Nye. “I would also like to thank our team that worked tirelessly and safely through the restoration required by Winter Storm Fern. I know that any amount of time without power during such difficult winter conditions is a hardship on our customers. Oncor prepositioned equipment and more than 10,000 employees and contractors across our system to be able to respond to customer outages as quickly as conditions allowed. We will continue to prepare our system to be resilient against inclement weather.”

Five-Year Capital Plan

Today, Oncor is announcing a new five-year base capital plan of approximately $47.5 billion for the 2026 to 2030 period, which includes a projected spend of approximately $9 billion in 2026, $10 billion in 2027, $10.1 billion in 2028, $9.4 billion in 2029, and $9 billion in 2030, reflecting Oncor’s important role in providing the infrastructure necessary to support expected continued growth and electrification across Texas.

Oncor’s 2026 through 2030 base capital plan has increased approximately $11.4 billion from the 2025 to 2029 five-year base capital plan arising primarily from the following items:

•	$6 billion for remaining projects in the Permian Basin Reliability Plan (“PBRP”) that were not included in the prior five-year capital plan due to pending regulatory approvals;

•	$2 billion for other new transmission projects;

•	$2 billion for distribution upgrades and other capital needs; and

•	$1 billion for transmission projects in the Delaware Basin Load Integration Plan that were not included in the prior five-year base capital plan due to pending regulatory approvals.

Notably, Oncor’s 2026 through 2030 base capital plan includes only major transmission projects that either (i) have received necessary regulatory approvals or (ii) are part of the PBRP. For large commercial and industrial customers (“LC&I”) seeking transmission-level interconnection, such as data centers, the base plan includes only those projects that have achieved certain development milestones.

In addition to its base capital plan, Oncor has identified approximately $10 billion in potential incremental capital opportunities over the 2026 through 2030 period. These incremental projects include high-voltage transmission expansions in the Electric Reliability Council of Texas, Inc.’s (“ERCOT”) 765-kV Strategic Transmission Expansion Plan (“STEP”) primarily outside of the PBRP for which Oncor is responsible (currently estimated by Oncor at $3 billion for the 2026 through 2030 period), additional transmission upgrades currently pending ERCOT approval, and anticipated updates to Oncor’s System Resiliency Plan (“SRP”) for 2028 through 2030. Incremental capital opportunities also include LC&I interconnection projects that Oncor believes have a strong likelihood of completion but do not have necessary external approvals or where the project scope is still being finalized.

Regulatory Update

Oncor plans to make its first UTM filing in the first half of 2026, following the receipt of a final order in its base rate review. The UTM, authorized by Texas House Bill 5247 passed in the 2025 Texas legislative session, combines the existing interim capital tracker mechanisms into a single annual proceeding. The UTM filing allows for recovery of costs recorded to a regulatory asset arising from eligible capital investment. In 2025, Oncor began recognizing revenues associated with qualifying investments for eligible transmission and distribution infrastructure placed in service during calendar year 2025 and plans to seek recovery of these costs in its UTM filing. Additionally, the UTM is expected to benefit residential customers by updating customer allocations annually.

In 2025, Oncor filed 16 new Certificate of Convenience and Necessity (“CCN”) amendment applications for needed transmission projects and received regulatory approval on 12 applications. Oncor anticipates filing approximately 18 additional CCNs in 2026, including three related to the 765 kV Permian Basin import paths.

Strategic Growth and Operational Highlights

Oncor continues to coordinate closely with ERCOT and industry stakeholders to advance extra high-voltage transmission (765 kV) infrastructure that supports regional reliability and long-term economic growth. In December 2025, ERCOT endorsed phase two of STEP, which consists of the non-PBRP projects. In total, Oncor anticipates being responsible for more than half of the investment related to the STEP.

In 2025, Oncor built, rebuilt, or upgraded approximately 3,100 circuit miles of transmission and distribution lines and increased its premise count by over 65,000, reflecting ongoing population and business growth in Texas. Active transmission point-of-interconnection (“POI”) requests increased 24% year over year. As of February 25, 2026, Oncor held approximately $3.5 billion in customer collateral for active generation and LC&I transmission POI requests. This collateral, which is subject to refund once projects are placed into service or upon certain other conditions, helps reduce the risk of rate payers bearing costs for projects that are cancelled after Oncor has expended funds toward building the infrastructure.

As of December 31, 2025, Oncor had 562 active generation POI requests in queue, composed of approximately 48% storage, 40% solar, 8% wind, and 4% gas. In addition, Oncor’s active LC&I interconnection queue included 650 requests at the end of 2025. Those requests include approximately 255 gigawatts from data centers and over 18 gigawatts of load from various other industrial sectors, demonstrating broad-based industrial growth within Oncor’s service territory. Oncor has currently identified at least 38 gigawatts of large load interconnection requests that meet the 2026 Regional Transmission Plan (“RTP”) qualification standards and continues to work diligently with additional customers to determine which projects will be included in Oncor’s April 1, 2026 RTP filing to ERCOT.

Oncor is deeply engaged with ERCOT stakeholders around the development of a batch study process to review transmission capacity needs for large load interconnections. Oncor continues to advance significant transmission projects necessary to serve new large loads through the ERCOT Regional Planning Group process, which are expected to support approximately 14 gigawatts of new large load.

Liquidity

As of February 25, 2026, Oncor’s available liquidity totaled approximately $3.6 billion, consisting of cash on hand and available borrowing capacity under its credit facilities, commercial paper programs, and accounts receivable facility. Oncor anticipates these resources, combined with projected cash flows from operations and future financing activities, will be sufficient to meet capital expenditures, maturities of long-term debt, and other operational needs for at least the next twelve months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of 2025 results and other information relating to Oncor. Oncor executives will also participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion at sempra.com/investors.

Annual Report on Form 10-K

Oncor’s Annual Report on Form 10-K for the year ended December 31, 2025 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com. The annual financial statements of Oncor Electric Delivery Holdings Company LLC (which holds 80.25% of Oncor’s outstanding equity interests and is indirectly wholly owned by Sempra) for the year ended December 31, 2025 will be included as an exhibit to Sempra’s Annual Report on Form 10-K for the year ended December 31, 2025.

About Oncor

Headquartered in Dallas, Oncor is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering electricity to more than 4.1 million homes and businesses and operating more than 145,000 circuit miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

Oncor Electric Delivery Company LLC

Table A – Statements of Consolidated Income (Three Months Periods Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2025	2024	2025	2024

	(U.S. dollars in millions)
Operating revenues	$1,731	$1,472	$6,778	$6,082

Operating expenses:
Wholesale transmission service	381	341	1,475	1,394
Operation and maintenance	419	361	1,542	1,293
Depreciation and amortization	307	273	1,184	1,060
Provision in lieu of income taxes	55	36	229	208
Taxes other than amounts related to income taxes	147	140	590	571

Total operating expenses	1,309	1,151	5,020	4,526

Operating income	422	321	1,758	1,556
Other (income) and deductions – net	(38)	(18)	(99)	(63)
Non-operating benefit in lieu of income taxes	-	(1)	(1)	(2)
Interest expense and related charges	210	172	788	653

Net income	$250	$168	$1,070	$968

Oncor Electric Delivery Company LLC

Table B – Statements of Consolidated Cash Flows

	Twelve Months Ended December 31,

	2025	2024

	(U.S. dollars in millions)
Cash flows – operating activities:
Net income	$1,070	$968
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	1,358	1,233
Provision in lieu of deferred income taxes – net	213	155
Other – net	-	1
Changes in operating assets and liabilities:
Accounts receivable	(82)	(29)
Inventories	(228)	(121)
Accounts payable – trade	76	78
Regulatory assets – recoverable SRP	(183)	(1)
Regulatory assets – recoverable UTM	(104)	-
Regulatory assets – self-insurance reserve costs incurred	(171)	(327)
Regulatory under/over recoveries – net	66	15
Customer deposits	400	86
Pension and OPEB plans	(155)	(56)
Interest accruals	67	32
Other – assets	(147)	(176)
Other – liabilities	160	129

Cash provided by operating activities	2,340	1,987

Cash flows – financing activities:
Issuances of senior secured notes	3,466	1,992
Repayments of senior secured notes	(524)	(500)
Borrowings under term loan credit agreements	925	-
Borrowings under AR Facility	835	900
Repayments under AR Facility	(510)	(900)
Borrowings under $500M Credit Facility	-	500
Repayments under $500M Credit Facility	-	(20)
Payment for senior secured notes extinguishment	(441)	-
Net change in short-term borrowings	(594)	312
Capital contributions from members	2,504	1,211
Distributions to members	(792)	(753)
Debt discount, premium, financing and reacquisition costs – net	(44)	(24)

Cash provided by financing activities	4,825	2,718

Cash flows – investing activities:
Capital expenditures	(6,761)	(4,683)
Sales tax audit settlement refund	9	56
Other – net	44	33

Cash used in investing activities	(6,708)	(4,594)

Net change in cash, cash equivalents and restricted cash	457	111
Cash, cash equivalents and restricted cash – beginning balance	262	151

Cash, cash equivalents and restricted cash – ending balance	$719	$262

Oncor Electric Delivery Company LLC

Table C – Consolidated Balance Sheets

	At December 31,
	2025	2024
	(U.S. dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$87	$36
Restricted cash, current	11	20
Accounts receivable – net	1,048	970
Amounts receivable from members related to income taxes	48	30
Materials and supplies inventories – at average cost	690	462
Prepayments and other current assets	140	124

Total current assets	2,024	1,642
Restricted cash, noncurrent	621	206
Investments and other property	203	183
Property, plant and equipment – net	37,834	31,769
Goodwill	4,740	4,740
Regulatory assets	2,049	1,671
Right-of-use operating lease assets	265	209
Other noncurrent assets	59	31

Total assets	$47,795	$40,451

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$-	$594
Accounts payable – trade	1,332	770
Amounts payable to members related to income taxes	31	29
Accrued taxes other than amounts related to income	296	274
Accrued interest	216	149
Operating lease and other current liabilities	409	367

Total current liabilities	2,284	2,183
Long-term debt, noncurrent	19,043	15,234
Liability in lieu of deferred income taxes	2,841	2,552
Regulatory liabilities	3,034	2,973
Employee benefit plan obligations	1,275	1,384
Operating lease obligations	239	193
Other noncurrent obligations	711	302

Total liabilities	29,427	24,821

Commitments and contingencies
Membership interests:
Capital account – number of units outstanding 2025 and 2024 – 635,000,000	18,596	15,814
Accumulated other comprehensive loss	(228)	(184)

Total membership interests	18,368	15,630

Total liabilities and membership interests	$47,795	$40,451

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Mixed Measures

	Twelve Months Ended December 31,		%
	2025	2024	Change
Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (non-storm)	78.1	74.7	4.6
System Average Interruption Frequency Index (SAIFI) (non-storm)	1.1	1.1	0.0
Customer Average Interruption Duration Index (CAIDI) (non-storm)	70.4	69.8	0.9

Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	4,111	4,046	1.6

	Three Months Ended December 31,		Increase	Twelve Months Ended December 31,		Increase
	2025	2024	(Decrease)	2025	2024	(Decrease)
Residential system weighted weather data (b):
Cooling degree days	174	187	(13)	1,884	2,071	(187)
Heating degree days	199	150	49	788	610	178

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2025	2024	Change	2025	2024	Change
Operating statistics:
Electric energy volumes (gigawatt-hours)
Residential	9,745	9,331	4.4	47,312	46,444	1.9
Commercial, industrial, small business and other	31,037	29,496	5.2	125,463	116,247	7.9

Total electric energy volumes	40,782	38,827	5.0	172,775	162,691	6.2

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a twelve-month period. SAIFI is the average number of electric service interruptions per consumer in a twelve-month period. CAIDI is the average duration in minutes per electric service interruption in a twelve-month period. In each case, Oncor’s non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(b)

Degree days are measures of how warm or cold it is throughout Oncor’s service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

Oncor Electric Delivery Company LLC

Table E – Operating Revenues (Three Months Period Unaudited)

	Three Months Ended December 31,		$	Twelve Months Ended December 31,		$
	2025	2024	Change	2025	2024	Change
	(U.S. dollars in millions)
Operating revenues
Revenues contributing to earnings:
Revenues from contracts with customers
Distribution base revenues
Residential (a)	$343	$311	$32	$1,613	$1,477	$136
LC&I (b)	348	323	25	1,390	1,283	107
Other (c)	32	32	-	128	125	3

Total distribution base revenues (d)	723	666	57	3,131	2,885	246

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	279	263	16	1,091	1,050	41
Billed to REPs serving Oncor distribution customers, through TCRF	155	143	12	605	574	31

Total TCOS revenues	434	406	28	1,696	1,624	72

Other miscellaneous revenues	24	22	2	96	95	1

Total revenues from contracts with customers	1,181	1,094	87	4,923	4,604	319

Other regulated revenues
SRP revenues (e)	69	1	68	180	1	179
UTM revenues (f)	49	-	49	104	-	104
Energy efficiency program performance bonus revenues	33	17	16	33	17	16

Total other regulated revenues	151	18	133	317	18	299

Total revenues contributing to earnings	1,332	1,112	220	5,240	4,622	618

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	381	341	40	1,475	1,394	81
EECRF and other revenues	18	19	(1)	63	66	(3)

Total revenues collected for pass-through expenses	399	360	39	1,538	1,460	78

Total operating revenues	$1,731	$1,472	$259	$6,778	$6,082	$696

(a)

Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh). On a weather-normalized basis, distribution base revenues from residential customers increased 7.4% in the three months ended December 31, 2025 as compared to the three months ended December 31, 2024 and increased 9.2% in the twelve months ended December 31, 2025 as compared to the twelve months ended December 31, 2024.

(b)

Depending on size and annual load factor, distribution base revenues from LC&I customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior 11 months.

(c)

Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(d)

The 8.6% increase in distribution base revenues in the three months ended December 31, 2025 as compared to the three months ended December 31, 2024 (7.1% increase on a weather-normalized basis) primarily due to incremental distribution cost recovery factor (“DCRF”) rates to reflect increases in invested capital, higher customer consumption and customer growth. The 8.5% increase in distribution base revenues in the twelve months ended December 31, 2025 as compared to the twelve months ended December 31, 2024 (8.5% increase on a weather-normalized basis) primarily reflects updated interim DCRF rates implemented to reflect increases in invested capital, customer growth, and higher customer consumption.

(e)

Includes revenues recognized for recoverable costs associated with distribution related SRP, including operations and maintenance expenses, depreciation expenses, carrying costs on unrecovered balances and related taxes.

(f)

Includes revenues recognized for recoverable costs associated with UTM eligible transmission and distribution capital investments put into service after December 31, 2024 through December 31, 2025, including depreciation expenses, carrying costs on unrecovered balances and related taxes.

Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of Oncor’s business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “expects,” “expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause Oncor’s actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; ERCOT protocols, rules, policies, regulations, guidelines, directives, and orders applicable to Oncor’s business; weather conditions and other natural phenomena, including severe weather events, natural disasters or wildfires; cyber-attacks on Oncor or Oncor’s third-party vendors; changes in expected ERCOT and service territory growth; changes in, or cancellations of, anticipated projects, including customer requested interconnection projects; physical attacks on Oncor’s system, acts of sabotage, wars, terrorist activities, wildfires, fires, explosions, natural disasters, hazards customary to the industry, or other emergency events; Oncor’s ability to obtain adequate insurance on reasonable terms and the possibility that it may not have adequate insurance to cover all losses incurred by Oncor or third-party liabilities; adverse actions by credit rating agencies; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions; economic conditions, including the impact of a recessionary environment, inflation, foreign policy, and global trade restrictions; supply chain disruptions, including as a result of tariffs, volatile commodity prices, global trade disruptions, competition for goods and services, and service provider availability; unanticipated changes in electricity demand in ERCOT or Oncor’s service territory; ERCOT grid needs and ERCOT market conditions, including insufficient electricity generation within the ERCOT market or disruptions at power generation facilities that supply power within the ERCOT market; changes in business strategy, development plans or vendor relationships; changes in interest rates, foreign currency exchange rates, or rates of inflation; significant changes in operating expenses, liquidity needs and/or capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry and ERCOT trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; changes in technology used by and services offered by Oncor; changes in employee and contractor labor availability and cost; significant changes in Oncor’s relationship with its employees, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and other postretirement employee benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. or foreign capital and credit markets; financial market volatility and the impact of volatile financial markets on investments, including investments held by Oncor’s pension and other postretirement employee benefit plans; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; Oncor’s adoption and deployment of artificial intelligence; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational and financing strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

The information contained on, or that can be accessed through, any website referenced in this press release, is not, and shall not be deemed to be, part of this document.